Exhibit 99.1
Press Release – MeridianLink Announces Preliminary Unaudited Fourth Quarter Operating Results and Year-End Cash Position
Costa Mesa, Calif., Feb. 6, 2024 — MeridianLink, Inc. (the “Company”) (NYSE: MLNK), a leading provider of modern software platforms for financial institutions and consumer reporting agencies, today announced preliminary unaudited operating results for the fourth quarter ended December 31, 2023, and its year-end cash position. Additionally, the Company’s Board of Directors has approved a stock repurchase program with authorization to purchase up to $125.0 million of common stock.
Select Preliminary Unaudited Fourth Quarter 2023 Highlights
•Revenue of approximately between $73.5 million and $74.5 million;
•Net income (loss) of approximately between $(40.0) million and $(20.0) million;
•Adjusted EBITDA of approximately between $30.0 million and $31.0 million; and
•Cash and cash equivalents as of December 31, 2023, of approximately $80.4 million.
These financial results are only preliminary estimates, which are based only on financial information available to the Company’s management as of the date hereof and are subject to change. The Company is in the process of finalizing its audited financial results as of and for the year ended December 31, 2023. Upon completion of the Company’s independent auditor’s review of the results for the three months ended December 31, 2023, it is possible significant changes to such preliminary results may be necessary. Accordingly, it is possible that the Company’s final operating results will differ from these preliminary estimates, including as a result of review adjustments, and any resulting changes could be material. Complete financial statements as of and for the year ended December 31, 2023, will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.
Stock Repurchase Program
Our Board of Directors has authorized a new stock repurchase program to acquire up to $125.0 million of the Company’s common stock. Stock repurchases are subject to the Company’s discretion based on various factors, including market conditions.
About MeridianLink
MeridianLink® (NYSE: MLNK) powers digital lending and account opening for financial institutions and provides data verification solutions for consumer reporting agencies. MeridianLink’s scalable, cloud-based platforms help customers build deeper relationships with consumers through data-driven, personalized experiences across the entire lending life cycle.
MeridianLink enables customers to accelerate revenue growth, reduce risk, and exceed consumer expectations through seamless digital experiences. Its partner marketplace supports hundreds of integrations for tailored innovation. For more than 20 years, MeridianLink has prioritized the democratization of lending for consumers, businesses, and communities. Learn more at www.meridianlink.com.
Non-GAAP Financial Measures
To supplement the financial measures presented in accordance with generally accepted accounting principles, or GAAP, we provide certain non-GAAP financial measures, such as adjusted EBITDA. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Rather, we believe that these non-GAAP financial measures, when viewed in addition to and not in lieu of our reported GAAP financial results, provide investors with additional meaningful information to assess our financial performance and trends, enable comparison of financial results between periods, and allow for greater transparency with respect to key metrics utilized internally in analyzing and operating our business.

We define adjusted EBITDA as net income (loss) before interest expense, taxes, depreciation and amortization, share-based compensation expense, employer payroll taxes on employee stock transactions, restructuring related costs, sponsor and third-party acquisition related costs, and deferred revenue reductions from purchase accounting for acquisitions prior to the adoption of ASU 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers,” which we early adopted on January 1, 2022 on a prospective basis. Deferred revenue from acquisitions prior to the adoption of ASU 2021-08 was recognized on a straight line basis through December 31, 2023.
The reconciliation of net income (loss), the most directly comparable GAAP financial measure, to adjusted EBITDA for the three months ended December 31, 2023, is provided in the table below.

(in thousands)	Three months ended December 31, 2023
	Low (estimated)	High (estimated)
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(40,000)	$(20,000)
Interest expense	9,700	10,000
Taxes(1)	38,200	18,200
Depreciation and amortization	14,100	14,400
Share-based compensation expense	8,000	8,300
Employer payroll taxes on employee stock transactions	—	85
Restructuring related costs	—	—
Acquisition related costs	—	—
Deferred revenue reduction from purchase accounting for acquisitions prior to 2022	—	15
Adjusted EBITDA	$30,000	$31,000
(1)Reflects estimate for the range of the valuation allowance to be applied against the Company’s deferred tax assets in its provision for income taxes that will be recorded upon the completion of its results as of and for the three months ended December 31, 2023. The Company has identified certain potential non-cash charges to our deferred tax assets that may require it to record a valuation allowance as we complete our interim financial statements, and any resulting changes could be material and materially impact the Company’s reported net income (loss).
Forward-Looking Statements
This press release contains statements which are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Generally, these statements can be identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions, although not all forward-looking statements contain these identifying words. Further, statements describing our strategy, outlook, guidance, plans, intentions, or goals are also forward-looking statements. These forward-looking statements reflect our predictions, expectations, or forecasts, including, but not limited to, statements regarding our preliminary unaudited fourth quarter financial results; our year-end cash position; and our stock repurchase program, including the execution and amount of repurchases. Actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, the completion of our audit, final adjustments, and other developments that may arise in the course of audit and review procedures and changes in market and economic condition, as well as those risks set forth in Item 1A. Risk Factors, or elsewhere, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, any updates in our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K, and our other SEC filings. These forward-looking statements are based on reasonable assumptions as of the date hereof. The plans, intentions, or expectations disclosed in our forward-looking statements may not be achieved, and you should not rely upon forward-looking statements as predictions of future events. We undertake no obligation, other than as required by applicable law, to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
For More Information:
Press Contact
Becky Frost
(714) 784-5839
Media@meridianlink.com
Investor Relations Contact
Gianna Rotellini
(714) 332-6357
InvestorRelations@meridianlink.com